A special meeting of each fund's shareholders was held on May 12, 2015. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	14,317,803,847.13	96.021
Withheld	593,395,177.17	3.979
TOTAL	14,911,199,024.30	100.000
John Engler
Affirmative	14,288,731,385.40	95.826
Withheld	622,467,638.90	4.174
TOTAL	14,911,199,024.30	100.000
Albert R. Gamper, Jr.
Affirmative	14,275,397,568.47	95.737
Withheld	635,801,455.83	4.263
TOTAL	14,911,199,024.30	100.000
Robert F. Gartland
Affirmative	14,307,167,124.88	95.950
Withheld	604,031,899.42	4.050
TOTAL	14,911,199,024.30	100.000
Abigail P. Johnson
Affirmative	14,301,317,245.99	95.910
Withheld	609,881,778.31	4.090
TOTAL	14,911,199,024.30	100.000
Arthur E. Johnson
Affirmative	14,262,165,346.00	95.648
Withheld	649,033,678.30	4.352
TOTAL	14,911,199,024.30	100.000
Michael E. Kenneally
Affirmative	14,289,797,030.10	95.833
Withheld	621,401,994.20	4.167
TOTAL	14,911,199,024.30	100.000
James H. Keyes
Affirmative	14,251,305,766.33	95.575
Withheld	659,893,257.97	4.425
TOTAL	14,911,199,024.30	100.000
Marie L. Knowles
Affirmative	14,297,493,744.68	95.885
Withheld	613,705,279.62	4.115
TOTAL	14,911,199,024.30	100.000
Geoffrey A. von Kuhn
Affirmative	14,264,010,547.24	95.660
Withheld	647,188,477.06	4.340
TOTAL	14,911,199,024.30	100.000
PROPOSAL 2

To approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of Prime Fund to Fidelity Government Money Market Fund in exchange solely for corresponding shares of beneficial interest of Fidelity Government Money Market Fund and the assumption by Fidelity Government Money Market Fund of Prime Fund's liabilities, in complete liquidation of Prime Fund.B

	# of Votes	% of Votes
Affirmative	7,891,168,882.50	85.890
Against	284,661,307.84	3.098
Abstain	626,805,173.78	6.822
Broker Non-Votes	384,971,124.98	4.190
TOTAL	9,187,606,489.10	100.000
A Denotes trust-wide proposal and voting results. B The special meeting of shareholders of Prime Fund reconvened on June 8, 2015 with respect to this proposal.